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                                     LEASE

     THIS LEASE is made as of February 15, 1999, by and between RODNEY WINTER AND REBA WINTER, husband and wife ("Landlord") and TAURUS NUMERIC TOOL, INC., a Minnesota corporation ("Tenant").

                                   RECITALS:

     Landlord is the fee owner of (a) certain real estate located at 18151 Territorial Road, Osseo, Hennepin County, Minnesota as legally described on Exhibit A and depicted on Exhibit B (the "Land"), (b) the approximately twenty-eight thousand (28,000) square foot building and all improvements located on the Land (the "Building"), and (c) the fixtures and equipment located in the Building (the "Equipment"). The Building and Equipment are collectively referred to in this Lease as the "Improvements". The Land, Building and Equipment are collectively referred to in this Lease as the "Premises".

     As of the date of this Lease, 100% of the capital stock of Tenant has been purchased from Rodney Winter by WSI, Inc., a Minnesota corporation, pursuant to the terms and conditions of that certain Stock Purchase Agreement dated as of the date of this Lease (the "Stock Purchase Agreement").

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   PREMISES.  Landlord hereby leases the Premises to Tenant and Tenant
hereby leases the Premises from Landlord.   Landlord warrants and represents
that they are the owner of the Premises, and that they have the full right and authority to enter into this Lease, and that there are no leases or other rights with respect to the Premises which conflict with the terms of this Lease. Landlord hereby represents and warrants to Tenant, as follows:

          1.1. CONDITION. The Premises are structurally sound and are in good condition and repair (ordinary wear and tear excepted), and all material mechanical, electrical, heating, air conditioning, sewer, water and plumbing systems are in proper working order.

          1.2. CONDEMNATION. No portion of the Premises is subject to any decree or order to be sold or is being condemned or otherwise taken by any public authority, nor has Landlord been notified of any proposed condemnation or other taking.

          1.3. UTILITIES. All utilities required for the current operation of the improvements on the Premises are installed and operating and Landlord has not

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     received notice of actual or threatened reduction or limitation on use of any utility service now supplied to the Premises.

          1.4. COMPLIANCE. The zoning, deed restrictions, covenants and applicable laws and ordinances applying to the Premises permit the presently existing improvements and the continuation of the business presently being conducted on the Premises.

          1.5. FLOOD PLAIN/LANDFILL. To the best knowledge of Landlord, no portion of the Premises is located in a flood plain or flood hazard area or in a designated wetlands area and no portion of the Premises has been used as a landfill.

          1.6. ASSESSMENTS. Landlord has not received notice of actual or threatened special assessments or reassessments of the Premises.

     2.   USE OF PREMISES.  Tenant may use the Premises for any lawful use.

     3. TERM. This Lease shall be for a term ("Term") of three (3) years commencing on February 15, 1999 ("Commencement Date") and terminating February 14, 2002. Tenant shall have the right, at its option, to renew the Term of this Lease under the same terms and conditions as provided in this Lease for three (3) consecutive periods of one (1) year each ("Renewal Term(s)"). To exercise a renewal option, Tenant must notify Landlord in writing of Tenant's election to so renew not later than sixty (60) days prior to the end of the Initial Term or any previously exercised Renewal Term.
When used in this Lease, "Term" shall mean the Initial Term and any exercised Renewal Term.

     4. BASE RENT. During the Term of this Lease, Tenant shall pay Landlord as base rent for the Premises ("Base Rent") an annual amount equal to $106,800.00, payable in equal monthly installments of $8,900.00, payable in advance, on the first day of each month. The parties acknowledge that the Base Rent is equal to $3.81 per square foot as of the Commencement Date.

          4.1 DAILY BASE RENT PRORATION. In the event this Lease shall commence on a date other than the first day of a month, Base Rent for the first month shall be prorated on a daily basis.

          4.2 BASE RENT ADJUSTMENTS. If Tenant exercises its option to renew the Term of this Lease, Base Rent for each such Renewal Term(s) shall be adjusted to the then current fair market rent as hereinafter provided (the "Fair Market Rent"). Upon receipt of Tenant's notice to renew, Landlord and Tenant shall meet and use their best efforts to determine the Fair Market Rent. If Landlord and Tenant are unable to agree upon a Fair Market Rent within thirty (30) days of Tenant's notice to renew, then such rent shall be determined as follows:

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               A.   If Landlord and Tenant are unable to agree on Fair Market
                    Rent within said thirty (30) day period, then within five
                    (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Fair Market Rent. If the higher of such estimates is not more than one hundred five percent (105%) of the lower of such estimates, then the Fair Market Rent shall be the average of the two estimates.

               B. If the Fair Market Rent is not resolved by such exchange of estimates, then either Landlord or Tenant may, by written notice to the other within ten (10) business days after the exchange, require that the Fair Market Rent be determined by an MAI appraiser as an arbitrator. Within ten (10) business days after such notice, the parties shall select a mutually acceptable MAI appraiser with experience in real estate activities, including at least ten (10) years' experience in appraising similar space in the Osseo, Minnesota area. If the parties cannot so agree on an appraiser, then within a second period of ten (10) business days, each shall select an independent MAI appraiser meeting the aforementioned criteria, and within a third period of ten (10) business days, the two appointed appraisers shall select a third appraiser meeting the aforementioned criteria, which third appraiser shall determine the Fair Market Rent. If one party shall fail to make such appointment within said second ten (10) business day period, then the appraiser chosen by the other party shall be the arbitrator.

               C. Once the arbitrator has been selected as provided for above, within ten (10) business days the arbitrator shall select one of the two (2) estimates of Fair Market Rent submitted by Landlord and Tenant, which must be the one that is closer to Fair Market Rent as determined by the arbitrator. The decision of the arbitrator shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them. If the arbitrator believes that expert advice would materially assist him, s/he may retain one or more qualified persons, including but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

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     5.   REAL ESTATE TAXES.  Real estate taxes and installments of special assessments payable with respect to the Premises, shall be paid by Tenant as and when due and payable.

     6. UTILITIES. Tenant shall pay for all utilities rendered or furnished to the Premises during the Term of this Lease, which payments shall be made directly to the provider of said utility service.

     7.   MAINTENANCE, REPAIRS AND REPLACEMENTS.

          7.1 TENANT'S OBLIGATIONS. Tenant shall, at Tenant's sole cost and expense, maintain on a day-to-day basis, all exterior and interior portions of the Premises and all equipment in or on the Premises, specifically including without limitation, walls, ceilings and floors, electrical, plumbing, and HVAC systems, as well as maintain the parking area, which includes snow removal and lawn maintenance.

          7.2 LANDLORD'S OBLIGATIONS. Landlord shall, at Landlord's sole cost and expense, repair and replace, as and when necessary, all exterior and interior portions of the Premises and all equipment in or on the Premises owned by Landlord, and shall repair and replace all structural parts of the Premises, including without limitation, walls, footings, floors, ceilings and roofs and electrical, plumbing, and HVAC systems, as well as repair and replacement of the parking area and maintenance of the footings and roofs. Landlord shall maintain, repair and replace the septic system and underground storage or holding tanks.

     8. ENVIRONMENTAL AGREEMENTS. Tenant hereby warrants and covenants with Landlord that Tenant's use and occupancy of the Premises shall comply with any and all local, state and federal laws, ordinances, rules, regulations and requirements regarding the environmental condition of the Premises, provided, however, Tenant shall not be responsible for such compliance (and Landlord shall be responsible for such compliance) regarding
(i) the environmental condition of the Premises prior to the commencement of the Term of this Lease; and (ii) for such matters as provided in Sections 5.1 and 6.17 of the Stock Purchase Agreement without regard to time or dollar limitations.

     9. INDEMNIFICATION. Tenant hereby agrees to pay and protect, indemnify and hold Landlord harmless from and against any and all liabilities, damages, costs, expenses (including attorneys' fees and expenses), causes of action, suits, claims, demands or judgment, made or otherwise claimed by any person or entity arising from Tenant's use or occupancy of the Premises, except where the same result from the negligent or intentional acts or omissions of Landlord, or their heirs, successors, assigns, agents, contractors, or invitees. Landlord hereby agrees to pay and protect, indemnify and hold Tenant harmless from and against any and all liabilities, damages, costs, expenses (including attorneys' fees and expenses), causes of action, suits, claims, demands or judgment, made or otherwise claimed by any person or entity arising from Landlord's entry onto the Premises, except where the same result from the negligent or

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intentional acts or omissions of Tenant, or its employees, officers, directors, agents, contractors, or invitees.

     10. ALTERATIONS. Tenant shall not make any alterations or additions to the Premises or affix any signs to the Premises without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall not permit any laborer's, mechanic's, or materialmen's liens to attach to the Premises by reason of any such alterations or additions performed by or at the request of Tenant, provided, however, Tenant shall have the right to contest any mechanic's lien or other lien which attaches to the Premises, provided that Tenant provides Landlord with reasonable security for the same.

     11. CASUALTY INSURANCE. Tenant shall, at Tenant's sole cost and expense, keep the Building and Improvements now or hereafter located on the Premises insured against fire and such other hazards and risks customarily covered by the standard form of extended coverage endorsement and the risks of vandalism, malicious mischief and sprinkler leakage in an amount not less then the full replacement cost of the Building and Improvements. Tenant shall, at Tenant's sole cost and expense, insure all Tenant's personal property in the same manner. Tenant shall provide Landlord with evidence of such insurance on an annual basis.

     12. LIABILITY INSURANCE. Tenant shall, at Tenant's sole cost and expense, procure and maintain a Commercial General Liability Insurance policy, which policy shall include without limitation, coverage for bodily injury, property damage, personal injury, advertising injury, contractual liability (applying to this Lease), independent contractors, and products-completed operations liability, which policy shall (a) name Landlord as an Additional Insured and (b) have a total combined liability policy limit of at least $1,000,000.00 applying to liabilities for bodily injury, personal injury and property damage. Tenant shall provide Landlord with evidence of such insurance on an annual basis.

     13.  FIRE OR OTHER CASUALTY.

          13.1 REPAIR. If the Premises are destroyed or damaged by fire, any action of the elements or other casualty, Landlord agrees, with reasonable dispatch after notice thereof, at its own cost and expense and with the benefit of any insurance proceeds, to restore the Premises to substantially the same condition as that existing as of the commencement of this Lease. In such case, all Base Rent paid in advance shall be apportioned as of the date of the destruction or damage, and any Base Rent, additional rent or other charges thereafter accruing shall be equitably and proportionately suspended and adjusted according to the nature, extent and duration of the destruction or damage, pending completion of repairs, except that in the event the destruction or damage is so extensive as to make it unfeasible to conduct Tenant's business on the Premises, Base Rent, additional rent and other charges hereunder shall be completely abated until Tenant resumes the conduct of its business on the Premises or the repairs are completed, whichever event first occurs.

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          13.2 TERMINATION.  Notwithstanding the provisions of Section 13.1 of this Lease, in the event the Premises are completely destroyed or damaged to an extent which requires repair or rebuilding which repair or rebuilding cannot be completed within 180 days from the date such repair or rebuilding is commenced, either Landlord or Tenant may terminate this Lease upon giving written notice thereof to the other at any time within thirty (30) days after the date of such destruction, and if the Lease be so terminated, all Base Rent, additional rent and other charges payable hereunder shall cease as of the date of destruction and any prepaid Base Rent shall be refunded.

     14. ACCESS BY LANDLORD. Landlord shall have reasonable access to the Premises during business hours for the purposes of examining the same, or to make any needed repairs, or alterations of the Premises which Landlord may see fit to make, but the making of any inspections, repairs or alterations shall not unreasonably interfere with the operation of Tenant's business.

     15. RIGHTS TO CURE DEFAULTS. In the event either party hereto fails, refuses or neglects to perform an obligation imposed on it pursuant to the terms of this Lease, the other party may, after reasonable notice to the party in default, cure such default. In the event the default is by Tenant, the cost of curing such default shall be paid as additional rent due Landlord hereunder, together with interest on the amount paid by Landlord at the rate of eight percent (8%) per annum ("Default Interest"). In the event the default is by Landlord, the cost of curing such default, together with Default Interest shall be immediately payable to Tenant by Landlord and failure to so pay the same shall be a further default by Landlord pursuant to the terms of this Lease. Tenant may set off the cost of curing the default against future installments of rent due hereunder.

     16. DEFAULT IN MONETARY PAYMENT. If Tenant shall default in the payment of Base Rent or any part thereof or in the payment of additional rent or any part thereof or in the payment of any other monetary obligation or indebtedness owing by Tenant hereunder to Landlord, and Tenant fails to cure such default within ten (10) days after receipt of written notice from Landlord of the existence of such default, Landlord shall have the right to terminate this Lease without further notice to Tenant, as well as such other rights and remedies provided in this Lease or as the law permits.

     17. DEFAULT BY TENANT OTHER THAN NONPAYMENT OF RENT. If Tenant shall be in default in performing any of the terms and provisions of this Lease other than the provision relating to the payment of Base Rent, additional rent or other charges, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within thirty (30) days after the date of receipt of such notice (or shall fail in that time to commence to cure a default whose cure would require more than thirty (30) days and diligently prosecute such cure to a reasonably prompt conclusion ), then and in such event Landlord shall have the option of (a) curing such default on behalf of and for the account of Tenant, in which case the sum so expended by Landlord plus Default Interest shall be deemed to be additional rent and on demand

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shall be paid by the Tenant on the day when rent shall next become payable, or (b) terminating this Lease by serving written notice thereof on Tenant, as well as such other rights and remedies as this Lease and the law permits.

     18. REMEDIES OF LANDLORD. In the event Tenant defaults pursuant to this Lease, and such default is not cured as therein provided, then and in such event Landlord may, without further notice or demand:

          18.1 ENTRY ON PREMISES. Enter into and upon said Premises or any part thereof, in the name of Tenant, and take absolute possession of the same fully and absolutely without such re-entry working a forfeiture of the rents to be paid or the covenants to be performed by Tenant for the remaining term of this Lease, and Landlord may lease or sublet the Premises, or any part thereof, on such terms and conditions and for such rents and for such terms as Landlord may reasonably elect, and after crediting the rent actually collected by Landlord from such reletting on all rentals stipulated to be paid under this Lease by Tenant from time to time, collect from Tenant any balance remaining due from time to time on the rent reserved under this Lease. Notwithstanding anything in this Lease to the contrary, Landlord shall use reasonable effort to mitigate its damages in the event of default by Tenant.

          18.2 TERMINATION OF LEASE. Declare this Lease forfeited and void, and thereafter re-enter and take full possession of the Premises as the owner thereof, free from any right or claim of Tenant or any person or persons claiming through or under the Tenant.

The rights, options, powers and remedies of Landlord under this Lease shall be cumulative and in addition to any other rights given to Landlord by law.

     19. CONDEMNATION. If the entire Premises shall be condemned, or sold under threat of condemnation, then this Lease shall terminate as of the date title shall vest in the condemnor, and any prepayment of rent by Tenant shall be refunded on a pro rata basis, and the parties hereto shall be released from any further obligations hereunder. If a substantial part of the Premises or a portion thereof which impairs Tenant's use of the Premises for the business then conducted on the Premises shall be condemned or sold under threat of condemnation, either Landlord or Tenant may terminate this Lease upon not less than thirty (30) days notice in writing to the other party of its intention to do so, and upon the dates set forth in said notice, this Lease shall terminate in the same manner and with the same effect as if the date were fixed herein for the expiration of the Term.

          19.1 REPAIR OF PREMISES. In the event that a part of the Premises is condemned or sold under threat of condemnation and this Lease is not terminated by Tenant or Landlord as provided in this Section 19, then Landlord shall at Landlord's sole cost and expense, but only to the extent of the condemnation proceeds received by Landlord, make

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     all necessary repairs or alterations so as to constitute the remaining
     Premises a complete architectural unit and the Base Rent and other charges to be paid by Tenant pursuant to this Lease shall be adjusted so that Tenant shall be required for the remainder of the Term, to pay for only the actual square footage of the Premises remaining after the condemnation.

          19.2 CONDEMNATION PROCEEDS. All condemnation proceeds or damages awarded for a taking under the power of eminent domain of all or any part of the Premises shall belong to and be the property of Landlord, provided, however, the parties specifically agree that Tenant shall be entitled to any award made for relocation of Tenant's business and depreciation or damage to and cost of removal of Tenant's personal property and trade fixtures.

     20. SUBORDINATION. This Lease and all payments required hereunder shall be subject and subordinate to any mortgages, trust deeds or ground leases now or hereafter placed upon the Premises, and to any advances made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof. Upon written request by Landlord, Tenant shall execute and deliver a written agreement subordinating this Lease to any mortgage(s) encumbering the Premises, provided, however, any subordination shall be upon the express condition that the validity of this Lease shall be recognized by the mortgagee(s), and that, notwithstanding any default by the mortgagor with respect to a mortgage or any foreclosure of a mortgage, Tenant's possession and right of use under this Lease in and to the Premises shall not be disturbed by such mortgagee(s) unless and until Tenant shall breach any of the provisions hereof and this Lease or Tenant's right to possession hereunder shall have been terminated in accordance with the provisions of this Lease.

     21. SURRENDER OF PREMISES. Tenant shall, at the expiration or earlier termination of this Lease, surrender the Premises to Landlord in as good condition and repair as at the time Tenant took possession, except for (a) damage from normal wear and tear and (b) damage from an insured casualty. Notwithstanding the foregoing, Tenant may remove its trade fixtures and personal property from the Premises at the expiration or earlier termination of this Lease, whether or not the same are affixed to the Premises, provided Tenant repairs any damage caused by such removal.

     22. MEMORANDUM OF LEASE. This Lease shall not be recorded, but at the request of either party a memorandum of lease of even date herewith describing the Premises and stating the Term, shall be prepared and executed by the parties and may be recorded by either party.

     23. ASSIGNMENT. Neither Landlord nor Tenant shall assign this Lease or sublet the Premises without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Landlord or Tenant may, without the consent of another party, assign this Lease to an entity which is owned or controlled by it. For purposes of this Section 23, "control" shall mean more than a 50% ownership interest.

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     24.  RELATIONSHIP OF PARTIES.  It is understood and agreed that the relationship of the parties hereto is strictly that of Landlord and Tenant and that Landlord has no ownership in Tenant's enterprise, and that this Lease shall not be construed as a joint venture or partnership. Landlord is not and shall not be deemed to be an agent or representative of Tenant.

     25. NOTICE. Whenever in this Lease it shall be required or permitted that notice or demand be given or served upon either party to this Lease, such notice or demand shall be given in writing and forwarded by certified mail addressed as follows:

          To Landlord:   Rodney Winter
                         16040 Northeast 56th Street
                         Elk River, MN 55330

          To Tenant:     Taurus Numeric Tool, Inc.
                         c/o WSI Industries, Inc.
                         2605 West Wayzata Boulevard
                         Long Lake, MN 55356

Such addresses may be changed from time to time by either party upon serving notice of such change as above provided.

     26. WAIVER. No terms or conditions of this Lease shall be in any manner altered, waived or abandoned except by written instrument signed by the party to be bound thereby. No assent, express or implied by Landlord or any breach by Tenant of any of the terms or conditions of this Lease shall be deemed taken to be a waiver of any succeeding breach of said terms and conditions.

     27. QUIET ENJOYMENT. Landlord covenants and agrees that they have good and marketable title to the Premises, and that if Tenant shall perform all the covenants and agreements herein stipulated to be performed on Tenant's part, Tenant may quietly have, hold and enjoy the Premises during the term hereof and any renewal thereof, subject to the terms of this Lease.

     28. EXPANSION OPTION. Landlord and Tenant agree that during the Term of this Lease, Landlord and Tenant shall act in good faith and use all reasonable efforts to agree on the size, location and other terms of any expansion of the Premises requested by Tenant. The parties have agreed that any expansion would be approximately 17,000 square feet. The Base Rent for the expansion area shall be the Fair Market Rent, as defined above.

     29. RIGHT OF FIRST REFUSAL. During the Term of this Lease, Landlord grants Tenant a right of first refusal to purchase the Premises, subject to the following terms and conditions:

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          29.1 NOTICE OF OFFER.  If at any time during the Term, Landlord desires to sell all or any part of the Premises, and receives a bona fide offer which it is willing to accept from any person, firm or corporation, ready, willing and able to purchase any or all of the Premises, then and in such case Landlord shall immediately give written notice thereof to Tenant including in said notice the name and address of the offeror, the price offered and the terms and conditions of the offer. Said notice shall be accompanied by a copy of the offer and of any letter of intent or other memorandum of the offer.

          29.2 NOTICE OF INTENT TO PURCHASE. Tenant shall have twenty (20) business days after receipt of said written notice to agree to purchase the Premises covered by said offer at the price and according to the terms specified in said offer.

          29.3 LOSS OF RIGHT TO PURCHASE. If Tenant does not exercise said right to purchase by giving written notice thereof to Landlord within said period, Landlord may accept said offer and complete said sale to the offeror in accordance with said offer, after the expiration of said twenty
     (20) business day period, which sale shall be subject to the terms and conditions of this Lease.

          29.4 REVIVAL OF RIGHT TO PURCHASE. If the terms of said offer are changed, then the right of first refusal given hereby to Tenant shall be revived and said offer shall again be submitted to Tenant for the period and in the manner herein stated.

     IN AGREEMENT, the parties have executed this Lease as of the day and year first above written.


LANDLORD:                              TENANT:

                                       TAURUS NUMERIC TOOL, INC.


/S/ RODNEY WINTER                      By /S/ MICHAEL J. PUDIL
-----------------------------             ---------------------------
    Rodney Winter                      Its President
                                          ---------------------------


/S/ REBA WINTER
-----------------------------
    Reba Winter

                                       10

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                                      EXHIBIT A

                                  LEGAL DESCRIPTION

                                      EXHIBIT B

                                 DIAGRAM OF PREMISES